Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus of the SNAP Fund dated October 31, 2007, and “Financial Statements” in the Statements of Additional Information of the SNAP Fund and CCRF Prime Portfolio dated October 31, 2007, and to the use of our reports dated August 27, 2007, included in the SNAP Fund and CCRF Prime Portfolio 2007 Annual Reports to shareholders, included or incorporated by reference in this Registration Statement (Form N-14) of Commonwealth Cash Reserve Fund, Inc.

Philadelphia, Pennsylvania
August 25, 2008